                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                   Under the Securities Exchange Act of 1934

                               (Amendment No. 1)*

                        Royal International Optical Inc.
- --------------------------------------------------------------------------------
                                (Name of Issuer)

                    Common Stock, par value $0.01 per share
- --------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   780317103
                             -------------------
                                 (CUSIP Number)


Check the following box if a fee is being paid with this statement []. (A fee is not required only if the filing person: [1] has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and [2] has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





                               Page 1 of 9 Pages

CUSIP No. 780317103                   13G                      Page 2 of 9 Pages




  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        First Fidelity Bancorporation  22-2826775

  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                        (A)  [  ]
                                                        (B)  [  ]

  3     SEC USE ONLY

  4     CITIZENSHIP OR PLACE OF ORGANIZATION
        New Jersey

                                5      SOLE VOTING POWER
                                       250,439
       NUMBER OF
        SHARES                  6      SHARED VOTING POWER
     BENEFICIALLY                      0
     OWNED BY EACH
       REPORTING                7      SOLE DISPOSITIVE POWER
        PERSON                         250,439
         WITH
                                8      SHARED DISPOSITIVE POWER
                                       0

  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
        PERSON
        250,439

 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES*
        N/A

 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        2.4%

 12     TYPE OF REPORTING PERSON*
        HC

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 780317103                    13G                     Page 3 of 9 Pages




  1      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         First Fidelity Incorporated  22-1894945

  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                        (A)  [  ]
                                                        (B)  [  ]

  3      SEC USE ONLY

  4      CITIZENSHIP OR PLACE OF ORGANIZATION
         New Jersey

                          5     SOLE VOTING POWER
    NUMBER OF                   250,439
      SHARES
   BENEFICIALLY           6     SHARED VOTING POWER
   OWNED BY EACH                0
    REPORTING
      PERSON              7     SOLE DISPOSITIVE POWER
       WITH                     250,439

                          8     SHARED DISPOSITIVE POWER
                                0

  9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON
         250,439

 10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*
         N/A

 11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         2.4%

 12      TYPE OF REPORTING PERSON*
         HC

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 780317103                    13G                     Page 4 of 9 Pages




  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        First Fidelity Bank, N.A.  22-1147033

  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                       (A)  [  ]
                                                       (B)  [  ]

  3     SEC USE ONLY

  4     CITIZENSHIP OR PLACE OF ORGANIZATION
        United States

                             5     SOLE VOTING POWER
                                   250,439
     NUMBER OF
      SHARES                 6     SHARED VOTING POWER
   BENEFICIALLY                    0
  OWNED BY EACH
     REPORTING               7     SOLE DISPOSITIVE POWER
      PERSON                       250,439
       WITH
                             8     SHARED DISPOSITIVE POWER
                                   0

  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
        PERSON
        250,439

 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES*
        N/A

 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        2.4%

 12     TYPE OF REPORTING PERSON*
        BK

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 780317103                    13G                     Page 5 of 9 Pages




  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Fidelcor Capital Corp.  23-2496013

  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                       (A)  [  ]
                                                       (B)  [  ]

  3     SEC USE ONLY

  4     CITIZENSHIP OR PLACE OF ORGANIZATION
        Pennsylvania

                            5      SOLE VOTING POWER
                                   250,439
     NUMBER OF
      SHARES                6      SHARED VOTING POWER
   BENEFICIALLY                    0
   OWNED BY EACH
     REPORTING              7      SOLE DISPOSITIVE POWER
      PERSON                       250,439
       WITH
                            8      SHARED DISPOSITIVE POWER
                                   0

  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
        PERSON
        250,439

 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES*
        N/A

 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        2.4%

 12     TYPE OF REPORTING PERSON*
        CO

                      *SEE INSTRUCTION BEFORE FILLING OUT!

                                  SCHEDULE 13G


Item 1     (a)   Name of Issuer:  Royal International Optical Inc.


Item 1     (b)   Address of Issuer's Principal Executive Offices:

                 2670 Irving Boulevard
                 Dallas, Texas  75207


Item 2     (a)   Name of Person Filing:

                 First Fidelity Bancorporation


Item 2     (b)   Address of Principal Business Officer or, if none,
                 Residence:

                 2673 Main Street
                 P.O. Box 6980
                 Lawrenceville, NJ 08648


Item 2     (c)   Citizenship:

                 New Jersey


Item 2     (d)   Title of Class of Securities:

                 Common Stock, par value $0.01 per share


Item 2     (e)   CUSIP Number:  780317103


Item 3 If this statement is filed pursuant to Rules 13d-1(b), or 13d -2(b), check whether the person filing is a:

           (a)   ( )   Broker or Dealer (registered under Section 15 of the
                       Act.)

           (b)   ( )   Bank (as defined in Section 3(a)(6) of the Act.)

           (c)   ( )   Insurance Company (as defined in Section 3(a)(19) of
                       the Act.)


                              Page 6 of 9 Pages
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           (d)  ( )   Investment Company (registered under Section 8 of the
                      Investment Company Act.)

           (e)  ( )   Investment Adviser (registered under Section 203 of the
                      Investment Advisers Act of 1940.)

           (f)  ( )   Employee Benefit Plan, Pension Fund which is subject to
                      the provisions of the Employee Retirement Income
                      Security Act of 1974 or Endowment Fund; (see Section
                      240.13d-1(b)(1)(ii)(F).)

           (g)  (X)   Parent Holding Company, (in accordance with Section 240.
                      13d-1(b)(1)(ii)(G).) (Note: see Item 7).

           (h)  ( )   Group (in accordance with Section 240.13d-1(b)(1)(ii)
                      (H.)


Item 4     Ownership

           (a)  Amount Beneficially Owned:  250,439 shares

           (b)  Percent of Class:  2.4%

           (c)  Number of shares as to which such person has:

                (i) sole power to vote or to direct the vote: 250,439 shares

                (ii)    shared power to vote or to direct the vote:  0 shares

                (iii) sole power to dispose or to direct the disposition of: 250,439 shares

                (iv) shared power to dispose or to direct the disposition of: 0 shares


Item 5     Ownership of Five Percent or Less of a Class.

           If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [x].





                               Page 7 of 9 Pages
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Item 6     Ownership of More than Five Percent on Behalf of Another Person.

           N/A


Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

           The securities being reported are held by Fidelcor Capital Corp.
           (CO), a business investment company subsidiary of First Fidelity Bank, N.A. (BK) which is wholly owned by First Fidelity Incorporated (HC) and First Fidelity Bancorporation.


Item 8     Identification and Classification of Members of the Group.

           N/A


Item 9     Notice of Dissolution of Group.

           N/A


Item 10    Certification.

           By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.





                               Page 8 of 9 Pages
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          After reasonable inquiry and to the best of my knowledge and belief,
I certify that the information set forth in this statement is true, complete and correct.

Date:  February 11, 1994

                                        FIRST FIDELITY BANCORPORATION



                                        Stephen J. Antal
                                        ------------------------------------
                                        Stephen J. Antal, Assistant
                                          Secretary


                                        FIRST FIDELITY BANK,
                                        NATIONAL ASSOCIATION



                                        Stephen J. Antal
                                        ------------------------------------
                                        Stephen J. Antal, Assistant
                                          Secretary


                                        FIRST FIDELITY INCORPORATED



                                        Stephen J. Antal
                                        ------------------------------------
                                        Stephen J. Antal, Assistant
                                          Secretary


                                        FIDELCOR CAPITAL CORP.



                                        Elizabeth T. Crawford
                                        ------------------------------------
                                        Elizabeth T. Crawford
                                          President





                               Page 9 of 9 Pages